Exhibit 21.1

Subsidiaries of Registrant

Entity	Jurisdiction of Organization

GT IP LLC	Delaware

Solyndra (Cayman) Limited	Cayman Islands

Solyndra Fab 1 LLC	Delaware

Solyndra Fab 2 LLC	Delaware

Solyndra GmbH	Germany

Solyndra Korea Limited	Korea

Solyndra Operator LLC	Delaware

Solyndra Services LLC	Delaware